Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

The TriZetto Group, Inc.

Quartz Acquisition Corp.,

Quality Care Solutions, Inc. and the Representative

dated as of September 12, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of September 12, 2006, by and among The TriZetto Group, Inc., a Delaware corporation (“Parent”), Quartz Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Quality Care Solutions, Inc., a Nevada corporation (the “Company”), and Michael Lee, in his capacity as representative (the “Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), with the Company to be the surviving corporation of the Merger;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the DGCL and the NRS, as the case may be, and their respective charter documents;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Persons listed on Schedule 1 hereto is entering into a Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the NRS, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL and the NRS.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at the date and time on which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or waived by the appropriate party or October 2, 2006, whichever is later, or at such other time as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3. Effective Time of the Merger. At the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit C-1 attached hereto (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in accordance with Section 252 of the DGCL, (b) cause articles of merger in substantially the form of Exhibit C-2 attached hereto (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada, in accordance with Section 92A.200 of the NRS and (c) take all such other and further actions as may be required by the DGCL, the NRS or other applicable Law to make the Merger effective. The Merger shall become effective at the time the last of the following actions shall have been consummated: (i) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and (ii) the Articles of Merger has been duly filed with the Secretary of State of the State of Nevada. The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL and shall have the effects set forth in Section 92A.250 of the NRS and all other effects specified in the applicable provisions of the NRS.

1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, pursuant to the Articles of Merger, or in accordance with applicable Law. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7. Tax Withholding. Parent or any agent of Parent shall be entitled to deduct and withhold from the purchase price or other payment otherwise payable by it pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by Parent.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF COMPANY AND MERGER SUB

2.1. Exchange of Shares and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of holders of the capital stock of Merger Sub or the Company:

(a) Cancellation of Treasury Stock and Stock Owned by Parent; Capital Stock of Merger Sub. All shares of capital stock owned by the Company as treasury stock and all shares of Company Stock owned by Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of Company Common Stock. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Determination of Merger Consideration. At the Effective Time, the Company Stock and the Company Warrants that are issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the Merger Consideration as follows:

(i) Closing Consideration. On the Closing Date, the Company Securityholders shall be entitled to receive in cash an aggregate amount of One Hundred Forty-Eight Million Dollars ($148,000,000), subject to adjustments pursuant to Sections 2.7, 2.8 and 2.9 and holdback of the Holdback Amount in accordance with Section 2.2, payable as follows (the “Closing Consideration”):

(A) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the Common Stock Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(B) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the Series A Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(C) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the Series B Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(D) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the

Series C Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(E) Each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the Series D Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(F) Each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to the Series E Per Share Closing Consideration and the Contingent Consideration contemplated by Section 2.1(b)(ii);

(G) The Company shall take all action necessary to cause each Company Common Warrant to be cancelled effective as of the Effective Time in exchange for the right to receive (X) an amount equal to the product of (1) the number of shares of Company Common Stock subject to such Company Common Warrant, and (2) the excess of the Fully Diluted Per Share Factor over the exercise price per share of Company Common Stock and (Y) the Contingent Consideration contemplated by Section 2.1(b)(ii); and

(H) The Company shall take all action necessary to cause each Company Preferred Warrant to be cancelled effective as of the Effective Time in exchange for the right to receive (X) an amount equal to the product of (1) the number of shares of Company Preferred Stock subject to such Company Preferred Warrant, and (2) the Fully Diluted Per Share Factor and (Y) the Contingent Consideration contemplated by Section 2.1(b)(ii). The amount payable with respect to the Company Preferred Warrant held by Paradise Canyon Ventures, LLC shall be further adjusted as set forth in the Merger Consideration Spreadsheet.

(ii) Contingent Consideration. In addition to the Closing Consideration, the Company Securityholders shall be entitled to receive in cash an aggregate amount (the “Contingent Consideration”) equal to one times the Earn-Out Revenue recognized for the twelve (12) month period commencing January 1, 2007 and ending December 31, 2007; provided, however, that in no event shall the Contingent Consideration exceed Seven Million Dollars ($7,000,000). Each Company Securityholder shall be entitled to receive that portion of the Contingent Consideration equal to such Company Securityholder’s Pro Rata Portion multiplied by the aggregate Contingent Consideration. If earned, the Contingent Consideration shall be delivered to the Exchange Agent for payment to the Company Securityholders no later than the last to occur of January 31, 2008 or ten (10) days following the date on which the Contingent Consideration is finally determined pursuant to Section 2.1(b)(iii) (the “Contingent Consideration Payment Date”).

(iii) Contingent Payment Statements. On or before January 10, 2008, Parent shall deliver a statement (the “Contingent Consideration Statement”) to the Representative setting forth the amount of the Contingent Consideration and such reasonable detail required to support the calculation of the Contingent Consideration. The Contingent Consideration Statement shall be accompanied by a certificate from the Chief Financial Officer of Parent certifying that the Contingent Consideration was calculated by Parent in good faith and in accordance with GAAP, unless agreed otherwise under this Agreement. Within ten (10) days following delivery by Parent of the Contingent Consideration Statement, the Representative may deliver to Parent a written notice of any objection thereto (a “Dispute Notice”), which Dispute Notice shall contain a reasonably detailed statement of the basis of such objection. If a Dispute Notice is not delivered within such time period, the Contingent Consideration Statement delivered by Parent shall be deemed final and binding on all parties. If a Dispute Notice is timely delivered, then the Representative and the Chief Financial Officer of Parent shall negotiate in good faith to resolve any disagreements. If the Representative and the Chief Financial Officer of Parent are unable to resolve all such disagreements within ten (10) days following delivery of the Dispute Notice, then the Arbitrating Accountants shall determine the Contingent Consideration. The expense of the Arbitrating Accountants shall be paid by Parent and the Company Securityholders equally, with the half allocable to the Company Securityholders reducing the Contingent Consideration payable to such Company Securityholders. The results of any such determination shall be final and binding on all parties. Following the delivery of the Contingent Consideration Statement and continuing during any period of dispute, the Representative and his agents and advisors shall have full access to the working papers and books and records of Parent, the Company, and their respective representatives relating to the Contingent Consideration.

2.2. Holdback.

(a) Parent shall holdback and retain a total of Five Million Dollars ($5,000,000) in cash from the Closing Consideration (the “Holdback Amount”). Each Company Securityholder shall be entitled to receive his, her or its Pro Rata Portion of the Holdback Amount remaining only upon expiration of the Survival Periods, subject to any claims made by Parent under Article 8 prior to the expiration of the last Survival Period. The Holdback Amount shall be available to the Parent to provide the exclusive source of funding to (i) the Parent Indemnified Parties for any Claims and Liabilities for which they are entitled to be indemnified pursuant to Article 8 and (ii) Parent for any Working Capital Adjustment payable as an adjustment to the Merger Consideration pursuant to Section 2.7.

(b) If at any time and from time to time prior to December 31, 2007 a Parent Indemnified Party makes an indemnification claim (a “Claim”) pursuant to Article 8 of this Agreement, Parent shall deliver to the Representative notification in writing (a “Claim Notice”), setting forth in reasonable detail the facts giving rise to such Claim and including in such Claim Notice the reasonably estimated amount of such Claim, if known, and the provisions of this Agreement upon which such Claim is based. If and to the extent that Parent has not received a Dispute Statement (as defined below) relating to any Claim from the Representative within the period for delivery of the same in accordance with Section 2.2(c) below, then the Holdback Amount shall be reduced by an amount equal to the amount of the Admitted Liability (as defined below) with respect to such Claim. In the event the Representative does not dispute the Claim as set forth in the Claim Notice in a timely manner as set forth in this Section 2.2(b) or only disputes a portion thereof, then the amount of the Claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the “Admitted Liability”). Following the delivery of a Claim Notice and continuing during any period of dispute, the Representative and his agents and advisors shall have full access to the working papers and books and records of Parent, the Company, and their respective representatives relating to the Claim.

(c) In the event the Representative shall dispute the validity of all or any amount of a Claim as set forth in the Claim Notice, the Representative shall, within sixty (60) days of his receipt of the Claim Notice, execute and deliver to Parent a notice setting forth with reasonable particularity the grounds and the basis upon which the Claim or portion thereof is disputed (the “Dispute Statement”). If the Representative delivers to Parent a Dispute Statement applicable to all or any portion of a Claim within the period for delivery of the same set forth above, then the amount of the Holdback Amount disputed by the Representative in such Dispute Statement shall not be payable by Parent until either (i) Parent and the Representative agree in writing to the resolution of the amount of the Holdback Amount disputed by the Representative in such Dispute Statement or (ii) a court of competent jurisdiction enters a final unappealable order directing the payment to the Representative (on behalf of the Company Securityholders) of the amount of the Holdback Amount disputed by the Representative in such Dispute Statement. Upon such written agreement or final order (a “Resolved Claim”), as the case may be, Parent shall be entitled to reduce the Holdback Amount by, and retain, the amount of the Resolved Claim if and to the extent that matters covered thereby have been resolved in favor of Parent. To the extent that the Representative (on behalf of the Company Securityholders) is the prevailing party in whole or in part in connection with a Resolved Claim, Parent shall pay the Representative (on behalf of the Company Securityholders) the portion of the Holdback Amount that is the subject of such Resolved Claim and that is not resolved in favor of Parent as provided in the immediately preceding sentence.

(d) On January 31, 2008, Parent shall deliver to the Exchange Agent for payment to the Company Securityholders the Holdback Amount, less the sum of (i) all Unresolved Claims (as defined below) as of December 31, 2007 and (ii) all Claims that have resulted in an Admitted Liability or become a Resolved Claim in favor of Parent as of December 31, 2007. For purposes of this Agreement, the term “Unresolved Claims” shall mean the aggregate amount of all Claims that are the subject of a Claim Notice as of such date, including any Claims for which a Claim Notice has been delivered, but only if and to the extent that such Claims have not resulted in an Admitted Liability or have not become a Resolved Claim as of such date.

(e) At any time after January 31, 2008, when there is a Resolved Claim in favor of the Representative, Parent shall promptly (but in no event later than three (3) business days following the resolution of the Resolved Claim) deliver to the Exchange Agent for payment to the Company Securityholders an amount equal to such Resolved Claim, plus all interest on such amount calculated from January 31, 2008 at the rate of ten percent (10%) per annum. The date that a Resolved Claim is resolved shall be a “Subsequent Holdback Payment Date”.

2.3. Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement, each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by stockholders (“Dissenting Stockholders”) who are entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercise that right when and in the manner required by Sections 92A.400 to 92A.480 of the NRS, inclusive (a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the NRS. In the event of the perfection of the rights set forth in this Section 2.3, Parent shall withhold from the Merger Consideration an amount equal to the amount set forth in Section 2.1(b) for such Company Stockholder’s Company Stock. Any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the NRS, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

(b) If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder’s shares for their “fair value”, as provided in Section 92A.380 of the NRS, the Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the NRS, relating to the appraisal process received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NRS, with the participation of the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.4. Treatment of Company Options. Immediately prior to the Effective Time but contingent upon the Closing of the Merger, the vesting schedules of the outstanding Company Options shall be automatically accelerated such that all Company Common Stock underlying the outstanding Company Options shall be fully vested and immediately exercisable. Prior to the Effective Time, the Company shall take all action necessary under the Company Option Plan to cause the exercise, on a “net exercise” basis or other basis selected by the Company and the holders of the Company Options in their discretion, of all Company Options and to otherwise effectuate the transactions contemplated by this Section. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, any unexpired and unexercised Company Option outstanding immediately prior to the Effective Time shall be terminated and cease to be outstanding, and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.5. Merger Consideration Spreadsheet.

(a) The Merger Consideration Spreadsheet sets forth (i) the name of each Company Securityholder; (ii) the number and class or series of Company Stock owned by such Company Stockholder; (iii) the number and class or series of Company Stock into which each Company Warrant and Company Option owned by each Company Securityholder are exercisable; (iv) the amount of cash such Company Securityholder is entitled to receive pursuant to Section 2.1(b), after deducting such Company Securityholder’s Pro Rata Portion of the Holdback Amount, with respect to the Company Stock or Company Warrants held by such Company Securityholder as of the Effective Time, based on the assumptions set forth therein; (v) such Company Securityholder’s Pro Rata Portion; and (vi) the portion of the Holdback Amount allocable to such Company Securityholder.

(b) At the Closing, the Company shall deliver to Parent the Merger Consideration Spreadsheet setting forth the final calculations of the amounts due to each Company Securityholder, calculated in accordance with the provisions of this Article 2. Parent and the Surviving Corporation shall be entitled to rely on the Merger Consolidation Spreadsheet in connection with the payment of the Merger Consideration.

2.6. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”). On the Closing Date, Parent shall deposit with the Exchange Agent cash in the amount of the Closing Consideration to be delivered to the Company Securityholders as consideration pursuant to Section 2.1(b)(i). On the Contingent Consideration Payment Date, Parent shall deposit with the

Exchange Agent cash in the amount of the Contingent Consideration to be delivered to the Company Securityholders as consideration pursuant to Section 2.1(b)(ii). On January 31, 2008 and any Subsequent Holdback Payment Date, Parent shall deposit with the Exchange Agent cash in the amount of the Holdback Amount to be delivered to the Company Securityholders as Closing Consideration and Merger Consideration. Upon expiration or conclusion of all matters or disputes related to this Agreement that involve the Representative as provided herein, the Representative shall deposit with the Exchange Agent cash in the amount of the Expenses Fund remaining to be delivered to the Company Securityholders as Closing Consideration and Merger Consideration. The Exchange Agent shall agree in writing, in a form reasonably satisfactory to the Company, to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Exchange Fund”) for delivery as contemplated by this Section 2.6 and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason the amount of cash in the Exchange Fund is inadequate to pay the Merger Consideration to which Company Securityholders shall be entitled pursuant to Section 2.1(b) and Section 2.2, Parent shall make available to the Exchange Agent additional funds for the payment thereof.

(b) Company Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than five (5) days after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Stock (individually, a “Certificate” and collectively, the “Certificates”), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Within two (2) days of the surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in accordance with Section 2.1, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, any Merger Consideration in accordance with Section 2.1, may be paid to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent to represent the right to receive the Merger Consideration attributable to the shares previous represented by such Certificate.

(c) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange therefor pursuant to this Article 2. The Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation an indemnity against any Proceeding that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) No Further Ownership Rights in Company Stock. As of the Effective Time, the Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Company Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Company Stock, as contemplated by this Agreement. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.6.

2.7. Working Capital Adjustment.

(a) Final Working Capital Amount; Working Capital Adjustment. Within thirty (30) days following the Closing, Parent will provide the Representative with its calculation of the Working Capital of the Company as of the Effective Time (the “Final Working Capital Amount”). To the extent that the Final Working Capital Amount as finally determined pursuant to Section 2.7 is less than the Target Working Capital Amount, the Merger Consideration shall be decreased dollar for dollar. The amount of any decrease in the Merger Consideration (as finally determined pursuant to Section 2.7(b)) shall be paid to Parent exclusively out of the Holdback Amount. The amount of any such decrease in the Merger Consideration pursuant to this Section 2.7 shall be the “Working Capital Adjustment”.

(b) Review of Working Capital Adjustment. The Representative shall have sixty (60) days to review Parent’s calculation of the Final Working Capital Amount. Parent’s calculation of the Final Working Capital Amount and the Working Capital Adjustment shall be final and binding upon Parent and the Representative unless the Representative shall dispute the same in writing within such sixty (60) day period. The Representative may dispute Parent’s calculation of the Final Working Capital Amount and the Working Capital Adjustment by specifying in reasonable detail the nature of the disagreement, the basis for such disagreement and its calculation of the Final Working Capital Amount and the Working Capital Adjustment. In the event the Representative so notifies Parent in writing within such sixty (60) day period of any such dispute, Parent and the Representative shall attempt to resolve all such disputes in writing, and the Working Capital Adjustment shall be adjusted to reflect any such resolution. If Parent and the Representative are unable to resolve all such disputes within fifteen (15) days after such notification, then the matters still in dispute shall be submitted to an accounting firm mutually acceptable to Parent and the Representative and if Parent and the Representative are unable to agree on the choice of an accounting firm, then the accounting firm will be an accounting firm independent with respect to both Parent and the Representative selected by lot from a list of such firms compiled by the Representative and the auditors of the Parent (the “Arbitrating Accountants”). Parent and the Representative shall be afforded the opportunity to present to the Arbitrating Accountants (with copies to be provided to the other party) any material related to the unresolved disputes and to discuss the issues with the Arbitrating Accountants. The Arbitrating Accountants shall determine the amount of each of the items being disputed and notify the parties in writing within 30 days after the submission of the unresolved disputes to the Arbitrating Accountants. The Arbitrating Accountants shall resolve all remaining points of disagreement with respect to the Working Capital Adjustment, which resolution shall be final and binding upon Parent and the Representative, with no right of appeal, and the Working Capital Adjustment shall be adjusted to reflect any such resolution; provided, however, that the Arbitrating Accountants may only consider those matters identified by Parent and the Representative to be in dispute and may only determine the Working Capital Adjustment to be an amount equal to the amount proposed by Parent, the amount proposed by the Representative or some amount within the range of the amounts proposed by Parent and the Representative. All fees of the Arbitrating Accountants shall be paid by the party that proposed the Working Capital Adjustment furthest from the Working Capital Adjustment determined by the Arbitrating Accountants. If the Company Securityholders are obligated to pay any such fees, such fees shall be paid as an adjustment to the Working Capital Adjustment in accordance with Section 2.7(a). Following the delivery of Parent’s calculation of the Final Working Capital Amount and continuing during any period of dispute, the Representative and his agents and advisors shall have full access to the working papers and books and records of Parent, the Company, and their respective representatives relating to the Working Capital Adjustment.

2.8. Cash Balance Adjustment. On the Closing Date, the Company shall deliver to Parent a cash balance certificate certified on behalf of the Company by the Chief Financial Officer of the Company and certifying the aggregate balance of Cash Accounts maintained by the Company as of the date immediately preceding the Closing Date (the “Cash Balance Certificate”). To the extent that the aggregate cash balance certified on the Cash Balance Certificate is less than $10,000,000, then the Closing Consideration and the Merger Consideration shall be reduced by an equal amount. To the extent that the aggregate cash balance certified in the Cash Balance Certificate is greater than $10,000,000, then the Closing Consideration and the Merger Consideration shall be increased by an equal amount.

2.9. Expenses Fund. On the Closing Date, Parent shall deposit with the Representative a total of One Hundred and Fifty Thousand Dollars ($150,000) in cash from the Closing Consideration (the “Expenses Fund”). The Expenses Fund shall be available to the Representative for any expenses incurred by the Representative in connection with the Representative’s duties under this Agreement, including, without limitation, the payment of fees for attorneys, accountants and other experts. Upon expiration or conclusion of all matters or disputes related to this Agreement that involve the Representative as provided herein, the Representative shall deliver the Expenses Fund remaining to the Exchange Agent for payment to the Company Securityholders. Each Company Securityholder shall be entitled to receive his, her or its Pro Rata Portion of the Expenses Fund remaining.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections of this Article 3 to the extent that it is reasonably apparent on its face from a reading of the particular disclosure item that such disclosure is applicable to such other section or subsection) which have been provided to Parent prior to the date hereof:

3.1. Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted. The Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct it business as it is now being conducted. Each of the Company and the Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Parent true and correct copies of the Articles of Incorporation and Bylaws of the Company and the Company Subsidiary. Copies of the minute books containing the records of meetings of the stockholders and the board of directors of the Company and the Company Subsidiary have been made available to Parent. Except as set forth in Schedule 3.1(b), neither the Company nor the Company Subsidiary is in default under or in violation of any provision of its governing documents. All corporate decisions of the board of directors and the Company Stockholders in general meetings of the Company have been made in accordance with the Company’s governing documents and applicable law in force at the time such decisions were made, except where the failure to do so would not affect the validity of such action.

3.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery by the Company, each of the Transaction Documents to which the Company is a party will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally or by general equitable principles. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby except for the approval of this Agreement and the Merger by the requisite vote of the Company Stockholders in accordance with the Company Articles of Incorporation and the NRS.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company, or Order of any Governmental Authority or arbitrator to which the Company or any of its assets are subject, (iii) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Material Contract; or (iv) result in the imposition or creation of any Material Lien upon or with respect to any of the assets of the Company.

(c) Except (i) for applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) as set forth in Schedule 3.2(c), the Company is not or will not be required to give any notice to or obtain any consent from any

Governmental Authority or from any party to a Material Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3. Subsidiaries. Except for QCSI Puerto Rico, Inc., which was organized on June 2, 2006 and which has no, and has never had, operations or assets or liabilities with a value in excess of $10,000 (the “Company Subsidiary”), the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

3.4. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock, 2,861,382 of which have been designated as Series A 15% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), 160,000 of which have been designated as Series B 15% Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), 6,978,607 of which have been designated as Series C 12% Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”), 3,095,206 of which have been designated as Series D 12% Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), and 300,000 of which have been designated as Series E 12% Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”). As of the date of this Agreement, there were issued and outstanding 7,966,309 shares of Company Common Stock, 2,861,382 shares of Series A Preferred Stock, 160,000 shares of Series B Preferred Stock, 6,826,983 shares of Series C Preferred Stock, 2,487,583 shares of Series D Preferred Stock, and no shares of Series E Preferred Stock. Each share of Series A Preferred Stock is convertible into 1.0158 shares of Company Common Stock subject to certain adjustments specified in the Articles of Incorporation of the Company. Each share of Series B Preferred Stock is convertible into 1.0203 shares of Company Common Stock subject to certain adjustments specified in the Articles of Incorporation of the Company. Each share of Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock is convertible into one share of Company Common Stock subject to certain adjustments specified in the Articles of Incorporation of the Company. As of the date of this Agreement, there were an aggregate of 13,443,651 shares of Company Common Stock reserved for issuance upon conversion of Company Preferred Stock. The rights, preferences and privileges of Company Common Stock and Company Preferred Stock are as set forth in the Articles of Incorporation. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 6,509,378 shares of the Company’s Common Stock. 10,693,931 shares of the Company’s Common Stock have been reserved for issuance pursuant to the Company Option Plan. As of the date of this Agreement, there are outstanding Company Warrants to purchase an aggregate of 902,291 shares of the Company’s Common Stock, an aggregate of 151,624 shares of Series C Preferred Stock, an aggregate of 491,168 shares of Series D Preferred Stock and an aggregate of 300,000 shares of Series E Preferred Stock. The authorized capital stock of the Company Subsidiary consists of 100 shares of common stock, 100 of which are issued and outstanding and all of which are owned by the Company.

(b) All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights, except as set forth in the Articles of Incorporation. Except as set forth in this Section 3.4 or in Schedule 3.4(b), there are no outstanding (i) shares of capital stock or other voting securities of the Company or the Company Subsidiary, (ii) securities of the Company or the Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or the Company Subsidiary, respectively, or (iii) options, restricted stock, stock appreciation rights, other stock based compensation awards or other rights to acquire from the Company or the Company Subsidiary, or other obligation of the Company or the Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or the Company Subsidiary, respectively. Except as set forth in Schedule 3.4(b), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

(c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for Company Stock having the right to vote) on any matters on which Company Stockholders may vote.

(d) Except as set forth in Schedule 3.4(d), all of the Company Stock was issued or granted in compliance with all applicable federal and state securities laws.

(e) Except as set forth in Schedule 3.4(e) and to the Knowledge of the Company, there are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Company Stock. Except as set forth in Schedule 3.4(e), the Company is not obligated to issue or repurchase any shares of Company Stock for any purpose and no Person has entered into any Contract (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares or other securities of the Company, whether now or in the future.

3.5. Financial Statements.

(a) Attached as Schedule 3.5(a) are true and complete copies of (a) audited balance sheets of the Company as of December 31, 2003, 2004 and 2005 and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, including in each case the notes thereto, together with the report of McGladrey & Pullen, LLP, independent certified public accountants, and (b) an unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of August 31, 2006 (the “Interim Balance Sheet Date”) and the related unaudited statements of income, changes in shareholder’ equity and cash flows for the eight (8) months then ended (collectively, the financial statements referred to in clauses (a) and (b) are the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of the Company as at the respective dates of and for the periods referred to in the Company Financial Statements. Except as set forth in Schedule 3.5(a), the Company Financial Statements have been prepared in accordance with generally accepted accounting principles for financial reporting in the United States (“GAAP”) applied on a consistent basis, except as noted therein, and, in the case of unaudited financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments. The Company Financial Statements have been prepared from the books and records of the Company.

(b) Except as set forth in Schedule 3.5(b), the Company does not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than (i) liabilities and obligations disclosed on the Interim Balance Sheet; and (ii) liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet.

(c) The Company has in place internal controls sufficient to allow the Company to prepare financial statements in accordance with GAAP. Since January 1, 2004, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices. During the periods covered by the Company Financial Statements, all reportable conditions or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s internal controls which have been reported to the Company’s Board of Directors or a committee thereof by the Company’s external auditors in connection with their audits of the Company Financial Statements or by management are identified in Schedule 3.5(f). To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements involving the management of the Company or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) To the Company’s Knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Governmental Authority having jurisdiction over the Company or any part of its operations. To the Company’s Knowledge, neither the Company, nor any officer, employee, contractor, subcontractor or agent on behalf of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(e) During the periods covered by the Company’s Financial Statements, the Company’s external auditor was independent of the Company and its management. For purposes of this Section 3.5(e), “independent of the Company and its management” shall mean that the Company and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the SEC and any regulatory body claiming jurisdiction over the accounting profession as if the Company were an issuer with a class of securities registered pursuant to the Exchange Act during the periods covered by the Company Financial Statements.

(f) Schedule 3.5(f) sets forth any and all reports by the Company’s external auditors to the Company’s Board of Directors, or any committee hereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies, internal control over financial reporting, significant accounting estimates or judgments, alternative accounting treatments and any required communications with the Company’s Board of Directors, or any committee thereof, or management of the Company.

3.6. Absence of Certain Changes. Since December 31, 2005, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been any:

(a) except as set forth in Schedule 3.6(a), event, occurrence or development of a state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on the Company or any event, occurrence or development which would have a Material adverse effect on the ability of the Company to consummate the Merger;

(b) except as set forth in Schedule 3.6(b), declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in the Company;

(c) split, combination, re-classification of any Company Stock or any amendment of any term of any outstanding security of the Company;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any Asset other than in the ordinary course consistent with past practices;

(f) except as set forth in Schedule 3.6(f), transaction or commitment made, or any contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company of any Material Contract, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(g) except as set forth in Schedule 3.6(g), change in any method of accounting, method of tax accounting or accounting practice by the Company, except for any such change that is consistent with GAAP or required by reason of a concurrent change in GAAP;

(h) except as set forth in Schedule 3.6(h), (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than salary increases in the ordinary course of business for employees other than officers and directors), (v) the declaration or payment of any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establishment, adoption, or amendment (except as required by applicable Law), of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(i) labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j) except as set forth in Schedule 3.6(j), tax election or any settlement of tax liability;

(k) except as set forth on Schedule 3.6(k), asset acquisition or capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(l) except as set forth in Schedule 3.6(l), payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(m) except as set forth in Schedule 3.6(m), write-offs or write-downs of any Assets of the Company;

(n) except as set forth on Schedule 3.6(n), creation, termination or amendment of, or waiver by the Company of any material right under, any Material Contract of the Company;

(o) damage, destruction or loss of assets having, or reasonably expected to have, a Material Adverse Effect on the Company;

except in the ordinary course of business and consistent with past practices, (i) creation or incurrence of any indebtedness and, even if in the ordinary course of business, then not in excess of $50,000 in the aggregate, or (ii) release or creation any Liens of any nature whatsoever except for Permitted Liens;

(p) loan to or other extension of credit to any Company Employee or increase the aggregate amount of any loan currently outstanding to any Company Employee;

(q) sale or otherwise disposition of any Material Asset or the making of any Material commitment relating to the Company’s Assets other than in the ordinary course of business or enter into or terminate any lease of real property other than in the ordinary course of business; or

agreement or commitment to do any of the foregoing.

3.7. Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.7(b) lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license to use (the “Company Leased Real Property”), and (ii) each agreement under which the Company leases or otherwise has the right to use any Company Leased Real Property, listing, with respect to each such agreement, the date of the agreement and any amendments thereto, the names of the parties to the agreement, the addresses of the Company Leased Real Property, the annual and per month rental obligations of the Company and any other expenses or payments required to be paid or actually paid in connection with the Company Leased Real Property during fiscal year 2005 or the five month period ended May 31, 2006. Except as set forth in Schedule 3.7(b), the Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company Leased Real Property conforms to all applicable fire, safety, zoning and building laws and ordinances, and other applicable Laws, and (ii) there are no pending or, to the Knowledge of the Company, threatened eminent domain, condemnation or other Proceedings affecting the Company Leased Real Property that would result in the taking of all or any part of the

Company Leased Real Property or that would prevent or hinder the continued use of the Company Leased Real Property as currently used in the conduct of the Company’s business.

3.8. Tangible Personal Property.

(a) The Company has good and marketable title to, free and clear of all Liens other than Permitted Liens, or a valid right to use, all material machinery, equipment and tangible personal property used or held for use in connection with the Company’s business (including all tangible personal property reflected in the Interim Balance Sheet or acquired since the Interim Balance Sheet Date).

(b) All material furniture, fixtures, vehicles, computer systems, equipment, and other tangible personal property owned or leased by the Company and used in its operations (collectively, the “Equipment”) are in good operating condition (ordinary wear and tear excepted) and repair. Except for laptop computers and related equipment in the possession of the Company’s employees and for certain equipment of the Company located in hosting centers, such personal property is not held other than in the possession of the Company. Schedule 3.8(b) is a true and correct copy of the Company’s depreciation schedule which it maintains in the ordinary course of business relating to its Equipment and which identifies items of Equipment which have a value in excess of $10,000 and which are leased by the Company.

3.9. Taxes.

(a) Except as set forth in (or resulting from matters set forth in) Schedule 3.9(a):

(i) the Company has prepared and timely filed with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed on or before the Effective Time (collectively the “Returns”), taking into account any extension of time to file granted to or obtained on behalf of the Company;

(ii) all Taxes required to be paid by the Company have been timely paid in full to the proper authorities, other than such Taxes against which adequate reserves have been made in the Company’s books and records;

(iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other Returns filed by the Company in any jurisdiction in which such Returns are required to be so filed and which are due or payable on or before the date hereof have been paid and the Company has not received notice of any claim by any authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction;

(iv) no deficiency has been asserted or assessed against the Company which has not been satisfied or otherwise resolved, no examination of the Company is pending or, to the Knowledge of the Company, threatened for any Tax by any taxing authority and there is no dispute or claim concerning any Tax liability of the Company either claimed by any taxing authority in writing, or to the Knowledge of the Company, reasonably expected to be claimed;

(v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Return has been requested;

(vi) all Returns filed by the Company are correct and complete in all Material respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

(vii) no Company Asset is subject to a lien for Taxes except Permitted Liens;

(viii) the Company has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes. The Company has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(ix) the Company has not: (A) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax Law, or (B) received approval to make or agreed to a change in accounting method;

(x) no Company Asset is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; the Company has not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; and the Company is not a party to any joint venture, partnership, or other similar arrangement;

(xi) the Company has not entered, nor does it plan to enter into, any related party transactions;

(xii) the Company has made timely payments of the Taxes required to be deducted and withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(xiii) the Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement;

(xiv) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv) the Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder;

(xvi) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(xvii) the Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code; and

(xviii) the transactions contemplated herein are not subject to the Tax withholding provisions of Code Section 3406 or of subchapter A of Chapter 3 of the Code or of any other provision of law.

(b) Except as set forth in Schedule 3.9(b), the Company is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code, or (iii) the payment of any amounts not deductible by the Company, in whole or in part, by reason of Section 162(m) of the Code.

3.10. Employees.

(a) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations representing any of the employees of the Company. Since January 1, 2005, the Company has not experienced any organized slowdown, work interruption strike or work stoppage by their employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company.

(b) The Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended, except for any such non-compliance that would not have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.10(c), the Company is not a party to any employment, non-competition or severance contract or agreement with any employee of the Company.

(d) Except as set forth on Schedule 3.10(d), to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has notified the Company of any plans to terminate his, her, or their employment or relationship with the Company, other than in connection with the transactions contemplated by this Agreement.

(e) Schedule 3.10(e) sets forth a complete and accurate list of the name of each officer and employee of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person.

3.11. Employee Benefits.

(a) Schedule 3.11(a)(i) lists all hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of

Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or with respect to which the Company otherwise has any liabilities or obligations (the “Benefit Plans”). Schedule 3.11(a)(ii) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, retention, change in control, severance or termination pay programs, agreements or arrangements.

(b) With respect to each of the Benefit Plans, the Company has made available to Parent complete copies of each of the following documents; (i) a copy of all documents evidencing each Benefit Plan (including any amendments thereto); (ii) a copy of the Form 5500 and annual report, if any, required under ERISA or the Code for each of the three most recent plan years; (iii) a copy of the most recent summary plan description, if any, required under ERISA; (iv) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification and advisory letters received from the Internal Revenue Service with respect to each such plan; (v) if the Benefit Plan is funded, the most recent annual and periodic accounting of plan assets and liabilities for such plan; (vi) the three most recent plan years discrimination tests (if any) for each Benefit Plan; and (vii) a written description of each Benefit Plan that is not in writing and written descriptions of all non-written agreements relating to the Benefit Plans.

(c) No Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA.

(d) None of the Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(e) Except as provided in Schedule 3.11(e), each Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws, other than any such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor to the Company’s Knowledge, any other Person, has engaged in any transaction with respect to any Plan that would be reasonably likely to subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws that would have a Material Adverse Effect. The prototype sponsor (of the prototype plan utilized by the Company) has received an opinion letter from the Internal Revenue Service on the terms of the prototype plan. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any Benefit Plan that is intended to be qualified under Code Section 401(a).

(f) Except as set forth in Schedule 3.11(f) or with respect to the accelerated vesting that will occur upon the termination of the 401k Plan pursuant to Section 9.2(k), the consummation of the transactions contemplated hereby will not result in an increase in or accelerate the vesting of any of the benefits available under any Benefit Plan.

(g) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Benefit Plan by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits). No examination or audit of any Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

3.12. Compliance with Laws. Except as set forth in Schedule 3.12, (i) the Company is, and has been, in compliance in all material respects with all applicable Laws, and (ii) the Company has not received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any applicable Law (excluding, for purposes of clause (i) and clause (ii) of this Section 3.12, the Company’s (a) compliance with the Code and other Laws regarding Tax matters, which is covered under Section 3.9, (b) compliance with ERISA and other Laws regarding employee benefit matters, which is covered under Section 3.11, and (c) compliance with Environmental Laws, which is covered under Section 3.15).

3.13. Governmental Authorizations. Schedule 3.13 contains a true and complete list and summary description of each authorization, license, or permit issued or granted by or under the authority of any Governmental Authority or pursuant to any Law (but specifically excluding any general business licenses) (the “Governmental Authorizations”) that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. The Company has made available to Parent copies of all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company is, and has been, in compliance in all material respects with all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to any such Governmental Authorization, other than, in either such case, any non-compliance, violations, revocations, suspensions, cancellations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect. The Governmental Authorizations listed in Schedule 3.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted, except where the absence of any Governmental Authorizations, individually or in the aggregate, would not have a Material Adverse Effect. No loss or expiration of any Governmental Authorization is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

3.14. Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.14(a), there are no claims, actions, suits proceedings or, to the Knowledge of the Company, investigations, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (a “Proceeding”) pending or, to the Knowledge of the Company, threatened by or against the Company (or against any of its officers, directors, agents or employees (in each case, in their capacity as such)) or that otherwise relate to the Company’s business or that would be reasonably likely to adversely affect or restrict the Company’s ability to consummate the transactions contemplated by the Agreement.

(b) Except as set forth in Schedule 3.14(b), there are no Orders outstanding or, to the Knowledge of the Company, threatened, against it.

3.15. Environmental Matters.

(a) The Company is and has been in compliance with all Environmental Laws, except where any such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the Knowledge of the Company, there has not been any emission, disposal, discharge or other release of any Hazardous Materials from any Leased Property or, during the period of the Company’s ownership or lease thereof, from any property formerly owned or leased by the Company.

(b) The Company has not received any citation, notice or other communication in writing from regarding any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost of any liabilities under any Environmental Law. There are no Orders or Proceedings pending or, to the Knowledge of the Company, threatened, against the Company relating to any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law.

(c) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d) None of the following exists at any property or facility owned, occupied, or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(e) The Company has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or “Released” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) pursuant to the conduct of its business any substance (including, without limitation, any Hazardous Materials) or owned, occupied, or operated any facility or property used in the conduct of its business, so as to give rise to liabilities of the Company for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental Laws, except to the extent in compliance with Environmental Laws.

(f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties or facilities used in the conduct of the Company’s business, or operations of the Company in the conduct of its business shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Laws, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage, or natural resources damage.

(g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person in connection with the conduct of its business relating to any Environmental Laws.

3.16. Illegal Payments. In the conduct of its business, neither the Company nor, to the Knowledge of the Company, any other Person has, directly or indirectly, on behalf of or with respect to the Company, engaged in any transaction or made or received any payment which was not properly recorded in the books and records of such entity, including any unrecorded or misrecorded payment to any insurance agent, adjuster or such other third party which reasonably could be construed to be an unlawful kickback, referral fee or similar payment.

3.17. Insurance. Schedule 3.17 contains a true and complete list of (a) all policies of property, fire and casualty, general liability, auto, professional liability, employment practices liability, business interruption, directors and officers liability, fiduciary liability, employers liablity, employee benefits liability, crime, products liability, workers’ compensation, and other forms of insurance under which the Company is an insured or beneficiary as of the date hereof and (b) all claims under such policies exceeding, on an individual basis, $100,000, since January 1, 2005. All such policies are in full force and effect, no notice of default termination has been received in respect thereof, and all premiums due thereupon have been paid or accrued. Such policies, taken together, comply with applicable Laws. True and complete copies of such insurance policies have been made available to Parent.

3.18. Material Contracts; No Defaults.

(a) Schedule 3.18(a) lists each of the following contracts and agreements to which the Company is party or is bound as of the date hereof, excluding the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b) (such contracts and agreements, together with the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b), the “Material Contracts”):

(i) any contract or agreement or group of related contracts or agreements of the Company having a value per contract, or involving payments by or to the Company, of at least (x) $50,000 on an annual basis, or (y) $100,000 in the aggregate;

(ii) any contract or agreement with a Material Customer (as defined in Section 3.23);

(iii) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(iv) any contract or agreement requiring capital expenditures after the date hereof in the aggregate amount of at least $100,000;

(v) any contract or agreement involving the sale of any assets of the Company, or the acquisition of any assets of any Person by the Company (whether by merger, sale of stock, sale of assets or otherwise), in either case, for consideration of at least $100,000;

(vi) any note, indenture, loan agreement, credit agreement, financing agreement, or other evidence of indebtedness relating to the borrowing or loaning of money by the Company of at least $50,000, any guaranty made by the Company in favor of any Person guarantying obligations of at least $50,000, any letter of credit issued for the account of the Company under which the Company has obligations of at least $50,000, or any agreement pledging or placing a Lien on any material asset of the Company;

(vii) any contract or agreement with any Governmental Authority;

(viii) any contract or agreement containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix) any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(x) any contract relating to the employment or severance of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or other affiliates of the Company for which the Company or the other party thereto has on-going obligations;

(xi) any lease or agreement under which the Company is the lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company;

(xii) any assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Company Intellectual Property) (excluding off-the-shelf software components licensed to the Company pursuant to nonnegotiable standard form, mass-market or “shrink wrap” licenses);

(xiii) any brokers or finders agreements; and

(xiv) each amendment, supplement and modification in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.18(b):

(i) Each Material Contract (A) is in full force and effect, and (B) is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

(ii) Neither the Company, nor to the Knowledge of the Company, any other party to any Material Contract, is in material breach of or default under any Material Contract.

(iii) The Company has not given to, or received from, any other party to any Material Contract, any written or verbal notice or other written communication regarding any actual or alleged breach of, default under or dispute regarding any Material Contract by the Company or any other party to such Material Contract.

(iv) The Company has not received from any other party to any Material Contract, any written or verbal notice or other written communication that such party intends to terminate such Material Contract.

(v) No event has occurred that, with the passage of time or the giving or notice or both would result in a material default or material breach by the Company or, to the Knowledge of the Company, any other party under any Material Contract.

(vi) The transactions contemplated by this Agreement shall not result in a breach of or default under any Material Contract or otherwise cause any Material Contract to cease to be binding and enforceable against the Company, and to the Knowledge of the Company, the other party thereto, and in full force and effect on substantially identical terms following the Closing.

(vii) True and complete copies of the Material Contracts and any currently active proposals or request for proposals for customer contracts and any proposed amendment, supplement or modification not in the ordinary course of business to an existing Material Contract have been made available by the Company to Parent. Schedule 3.18(b)(vii) contains an accurate and complete description of all material terms of all oral Material Contracts referred to herein.

3.19. Intellectual Property.

(a) Schedule 3.19(a) contains a true and complete list of the following categories of Intellectual Property, both domestic and international, owned, licensed or held by agreement (including assignments, settlement agreements, consent-to-use, joint venture, etc.) involving ownership or use of Intellectual Property by the Company (the “Company Intellectual Property”): (i) all registered patents and pending patent applications, including provisionals, continuations, continuations-in-part, divisionals, reissues or reexaminations thereof (the “Patents”); (ii) all registered and unregistered and pending applications for, trademarks, service marks, collective marks, and certification marks (the “Marks”); (iii) all registered copyrights, and applications therefor (the “Copyrights”); (iv) all names, trade names, logos, trade dress and assumed names; (v) all rights in Internet web sites and Internet domain names; and (vi) all computer Software and databases (including algorithms, toolkits, methodologies or code), whether independent or embodied in the Company’s products, and excluding off-the-shelf software components licensed to the Company pursuant to nonnegotiable standard form, mass-market or “shrink wrap” licenses, in each case listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located, (D) the application or registration number, (E) the filing date, and (F) whether such Company Intellectual Property is owned or licensed. The Company Intellectual Property shall also include (i) all inventions, discoveries, processes, formulae, designs, methods, techniques, procedures concepts, developments, technology, and know how, whether or not patented or eligible for patent protection, (ii) copyrights, including, but not limited to, computer applications, programs, databases and related items, that have not been registered or for which applications therefor have not been filed, and (iii) Trade Secrets, as defined below, developed or used by the Company in connection with its business.

(b) Schedule 3.19(b) contains a true and complete list of agreements and contracts under which the Company licenses the Company Intellectual Property (as a licensor or licensee) (excluding off-the-shelf software components licensed to the Company pursuant to nonnegotiable standard form, mass-market or “shrink wrap” licenses). The Company either owns, free and clear of all Liens other than Permitted Liens, or holds under a legally enforceable license, all of the Company Intellectual Property used by the Company. The Company has the right to use without payment to a third party all of the Company Intellectual Property, other than any payment required under any agreement listed in Schedule 3.19(b). The Company has made available to Parent true, correct and complete copies of all documents embodying such licenses.

(c) All Patents, Marks and Copyrights are in compliance in all material respects with all United States federal Laws (including the payment of any maintenance fees). The Company has taken all commercially reasonable actions to maintain the Patents, Marks and Copyrights.

(d) Except as set forth in Schedule 3.19(d), there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company asserting that the use of the Company Intellectual Property by the Company infringes upon or misappropriates any Intellectual Property rights of any Person or any interference, cancellation, opposition, re-examination or other adversarial proceedings before any court or intellectual property registry against the Company and/or Company Intellectual Property.

(e) The Company has not misappropriated any Trade Secrets of any other Person. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of its Trade Secrets. For purposes of this Agreement, “Trade Secrets” mean any know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, or blueprints.

(f) Except as set forth on Schedule 3.19(f), (i) the Company owns and possesses free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Company Intellectual Property necessary for the operation of its business as currently operated; (ii) the Company has not received any notice or allegation of invalidity, infringement, or misappropriation from any third party with respect to any such Intellectual Property rights; (iii) the Company has not, in connection with its business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third parties; and (iv) to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property.

(g) All employees of the Company who are retained by Parent following the Closing shall be free to disclose to Parent and its employees, advisors, agents and representatives (to the extent permitted by Parent), and to use in connection with their employment, all information known to such employee relating to the Company’s business and the Company Intellectual Property relating to such business.

(h) Except as set forth in Schedule 3.19(h), (i) all current and former employees of the Company and (ii) all independent contractors and consultants of the Company who have had access to proprietary information of the Company have entered into confidentiality, invention assignment and proprietary information agreements with the Company in substantially the forms made available to Parent. To the Knowledge of the Company, no employee, independent contractor or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Order of any Governmental Authority, or is subject to any other restriction, that would interfere with his or her duties to the Company. To the Knowledge of the Company, the carrying on of its business by the employees, independent contractors and consultants of the Company and the conduct of the Company’s business as presently conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants of the Company is now obligated. Except as set forth in Schedule 3.19(h), the Company is not utilizing in connection with the Company’s business (i) any inventions of any independent contractors or consultants, or confidential information (including Trade Secrets) of a third party to which any independent contractors or consultants have been exposed, and (ii) any inventions of any employees of the Company made, or any confidential information (including Trade Secrets) of a third party to which such employees were exposed, prior to their employment by the Company, in each case excluding any of the foregoing inventions or confidential information that have been duly assigned in writing to the Company or that are being utilized by the Company in accordance with the terms of a license granted to the Company in a written agreement. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any of the Company Intellectual Property rights was any developer, inventor or other contributor to such Company Intellectual Property rights operating under any grants from any governmental entity or private source, performing research sponsored by any governmental entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could adversely affect the rights of the Company in such Intellectual Property.

(i) Except as set forth in Schedule 3.19(i), none of the proprietary Software of the Company or any Software licensed to the Company to which the Company has made modifications, including customizations, or any portion thereof (“Company Proprietary Software”) contains, is based on or derived from, was developed using or with reference to, or is distributed or linked (statically or dynamically) with any Open Source Software. Except as set forth in Schedule 3.19(i), none of the Company Proprietary Software (or any portion, code or version thereof or rights thereto) is required or will be required to be licensed, distributed or otherwise made available under any terms and conditions applicable to such Open Source Software.

3.20. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.20 or reflected on the Company Financial Statements and except for its performance obligations under Material Contracts and other Contracts, the Company does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and whether or not required to be recorded as a liability under GAAP) arising out of or relating to the operation of its business at or before the Closing. Except as set forth on Schedule 3.20, the Company does not have any obligation or liability which will become due as a result of the consummation by the Company of the transactions contemplated by the Agreement.

3.21. Health Insurance Portability and Accountability Act of 1996 as amended (HIPAA). Except as set forth on Schedule 3.21, the Company has in effect agreements with its customers that satisfy the requirements of 45 C.F.R. §164.504(e) or §164.532(e), and the Company is not on notice of an allegation of material breach under any such agreements. The Company has not received any written notice or other written communication from any Person regarding any improper use or disclosure by the Company or affiliate of any individually identifiable health-related information. The Company has had in place continuously since January 1, 2004 HIPAA policies and procedures that are described in Schedule 3.21 and since January 1, 2004 the Company has been in compliance under state and federal law with respect to all necessary protection of patient specific information. The Company has complied with state and federal patient privacy laws, including without limitation, HIPAA.

3.22. Medicare and Medicaid Statutes Compliance. Neither the Company nor any of its officers, directors or Affiliates, have engaged in any activities which are prohibited under the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal CHAMPUS statute, the Federal False Claims Act (31 U.S.C. § 3729), the regulations promulgated pursuant to such federal statutes, or related state or local statutes or regulations including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed, or (ii) false or fraudulent; (d) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, which intent to fraudulently secure an such benefit or payment; (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or (f) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3). Neither the Company nor any of its officers, directors or Affiliates have engaged in practices which have illegally or improperly shifted responsibility for payment for patient health care services from any of the Company’s business clients to any state or federal government payment program. No notice has been received from any client, state or federal agency or any other third party of an action, investigation or inquiry concerning illegal or improper cost shifting.

3.23. Customers. Schedule 3.23 sets forth a true and complete list of each of the customers of the Company (by volume in dollars of sales to such customers) for the twelve-month period ending December 31, 2005 and the six-month period immediately preceding the Interim Balance Sheet Date (the “Material Customers”), and the amount of revenues accounted for by such customers during such period. Except as set forth on Schedule 3.23, none of such Material Customers has given notice to the Company that it intends to cease doing business with the Company.

3.24. Transactions with Related Persons. Except as set forth in Schedule 3.24, (i) no shareholder, member, director or officer of the Company (any such individuals, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with the Company other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by the Company in the current conduct of its business.

3.25. Brokers or Finders. Except as set forth in Schedule 3.25, the Company has not incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

3.26. Accounts Receivable. All accounts receivable that are reflected on the Company Financial Statements or on the accounting records of the Company (the “Accounts Receivable”) as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or to be performed in the ordinary course of business. The Accounts Receivable constitute only valid claims. Unless paid prior to the Closing Date, all of the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice), and either have been, or will be, collected in full, without any recoupment or setoff within one hundred and twenty (120) days after the day upon which they become due and payable.

3.27. Disclosure. None of the representations and warranties of the Company set forth in this Article 3 (or the Schedules attached hereto) (i) contains any untrue statement of a material fact or (ii) omits to state a material fact required to be stated therein or necessary in order to make the statements contained in such representation or warranty, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.2. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent and Merger Sub, and have been duly authorized by all necessary corporate action. This Agreement and the Merger have been duly authorized by all necessary corporate action of Parent and Merger Sub in accordance with the DGCL.

(b) The board of directors of each of Parent and Merger Sub, at a meeting duly called and held, have each (i) determined that this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of their respective stockholders, and (ii) approved and adopted this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger), which approval satisfies in full any applicable requirements of the DGCL. The approval of the stockholders of Parent is not required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement constitutes, and the Transaction Documents to be executed and delivered will constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally or by general equitable principles.

4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.2(c), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Merger with the Secretary of State of the State of Nevada and filings required by the HSR Act, and except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger and perform their obligations under this Agreement and the Escrow Agreement. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree or Law applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or Defaults which would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger and perform their obligations under this Agreement.

4.4. No Prior Activities. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

4.5. Banking and Finders’ Fees. Except as set forth on Schedule 4.5, there is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or any of the Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.

4.6. SEC Filings of Parent. Parent has timely filed with the SEC all reports required to be filed by it since its initial public offering in October 1999 (“SEC Filings”). The SEC Filings (a) complied in all Material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and (b) did not as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

4.7. Financing. The Parent has sufficient funds available, or a commitment for sufficient funds, to consummate the transactions contemplated by, and perform its obligations under, this Agreement and pay the fees and expenses it incurs in connection with such transactions and obligations.

4.8. Litigation. As of the date of this Agreement, there are no legal proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or consummate Merger or the transactions contemplated hereby.

4.9. Disclosure. None of the representations and warranties of Parent and Merger Sub set forth in this Article 4 (or the Schedules attached hereto) (i) contains any untrue statement of a material fact or (ii) omits to state a material fact required to be stated therein or necessary in order to make the statements contained in such representation or warranty, in light of the circumstances under which they were made, not misleading.

4.10. Reliance. Parent and Merger Sub acknowledge and agree that the Company has not made, and Parent and Merger Sub have not relied upon, any representation, warranty, covenant or other understanding, expressed or implied, in connection with this Agreement, the Merger or the transactions contemplated hereby, except as expressly set forth in this Agreement.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. Prior to the Closing Date, except with the prior written consent of Parent or as expressly contemplated by this Agreement, the Company shall:

(a) conduct its business in substantially the same manner as presently being conducted in the ordinary course of business consistent with past practices; and not make any Material change in its methods of management, marketing, accounting (except as required by GAAP), or operations;

(b) obtain approval from Parent prior to undertaking any Material new line of business outside the ordinary course of business;

(c) confer at the request of Parent with one or more designated representatives of Parent to report Material operational matters and to report the general status of ongoing business operations;

(d) notify Parent of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property or other Material Assets;

(e) except as contemplated by this Agreement or in the Company Disclosure Schedule, not (i) grant any severance or termination pay to any current or former director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company except as contemplated herein, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than in the ordinary course of business salary increases for employees other than officers and directors), (v) declare or pay any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establish, adopt, or amend (except as required by applicable Law or contemplated in Section 9.2(k)), any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(f) except in the ordinary course of business and consistent with past practices, not (i) create or incur any indebtedness and, even if in the ordinary course of business, then not in excess of $50,000 in the aggregate, or (ii) release or create any Liens of any nature whatsoever except for Permitted Liens;

(g) except in the ordinary course of business and, even if in the ordinary course of business except as set forth in Schedule 5.1(g), then not in an amount to exceed $25,000 individually or $50,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(h) except as contemplated by this Agreement and except for the Transaction Expenses, pay, prepay or discharge any Material liability other than in the ordinary course of business or fail to pay any liability when due;

(i) write-off or write-down any Assets of the Company, except in the ordinary course of business;

(j) not amend the Articles of Incorporation, Bylaws or other governing instruments of the Company, except as contemplated by this Agreement;

(k) not make any changes in its accounting methods or practices or revalue its Assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(l) not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of the Company Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any the Company Stock, except for shares to be issued pursuant to outstanding Company Warrants and the Company Options;

(m) not make any loan or otherwise arrange for the extension of credit to any Employee or increase the aggregate amount of any loan currently outstanding to any Employee;

(n) not sell or otherwise dispose of any Material Asset or make any Material commitment relating to its Assets other than in the ordinary course of business or enter into or terminate any lease of real property other than in the ordinary course of business;

(o) not purchase or redeem, or agree to purchase or redeem, any security of the Company (including any share of Company Stock) except pursuant to arrangements described in the Company Disclosure Schedule or as otherwise contemplated herein;

(p) not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, except for acceleration of Company Options pursuant to any outstanding agreements under the Company Option Plan or as otherwise contemplated herein, reprice options granted under any employee, consultant, director, or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(q) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(r) not (i) enter into any new Material Contract, other than in the ordinary course of business consistent with past practices or except as set forth in Schedule 5.1(r), or (ii) except as contemplated by this Agreement or in the ordinary course of business, Materially modify, amend or terminate any Material Contract to which the Company is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to the Company;

(s) not take any actions that could reasonably be expected to result in a Material Adverse Effect on the Company; or

(t) authorize any of, or commit or agree to take any of, the foregoing actions.

5.2. Stockholder Approval.

(a) The Company will, as promptly as practicable in accordance with applicable Law and its Articles of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by stockholder vote or written consent by the Company Stockholders. In connection with soliciting stockholder approval, the Company shall prepare and distribute to holders of shares of Company Stock a disclosure statement (in form and substance reasonably satisfactory to Parent and the Company) which summarizes the material terms and conditions of the Merger and the Transaction Documents, which disclosure statement shall include, subject to Section 5.3(c), the recommendation of the Company’s Board of Directors in favor of the Merger (the “Company Board Recommendation”). Such approval by written consent or stockholder vote will be solicited, in compliance with applicable Laws. The Company shall have complied with NRS §§92A.410, and thereafter, shall comply with all other applicable provisions of NRS §§92A.300 to 92A.500, inclusive, regarding dissenters’ rights under Nevada law. If approval is obtained by written consent, the Company shall give, in a timely manner (and shall provide Parent true and correct copies of) all notices, if any, required to be given under applicable Law. The information distributed to the Company Stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Concurrent with the execution of this Agreement, the Company shall cause each of the persons listed on Schedule 1, who in the aggregate hold at least a majority of the issued and outstanding shares of each series of Company Preferred Stock and a majority of the issued and outstanding shares of Company Stock, to execute and deliver a Voting Agreement.

5.3. No Other Negotiations.

(a) As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and has terminated all discussions with, any third party concerning an Alternative Acquisition (as defined below) including, without limitation, any agreement or understanding that would require the Company to notify any such third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, non-ordinary course of business license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates; provided, however, that nothing in this Section shall prevent the Company or its Board of Directors from taking any non-appealable, final action ordered to be taken by the Company or its subsidiaries by any court of competent jurisdiction.

(b) Notwithstanding Section 5.3(a) or anything to the contrary that may be contained elsewhere in this Agreement, if, prior to obtaining approval of the Company Stockholders, (x) the Company or any of its representatives, receives a written proposal regarding an Alternative Acquisition (an “Acquisition Proposal”) from any person, which Acquisition Proposal did not result from a breach of Section 5.3(a) and appears on its face to be bona fide, (y) the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (z) the Company’s Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, then, subject to its compliance with this Section 5.3 and after giving notice to Parent, the Company or its representatives may (i) furnish information with respect to the Company to the person who has made such Acquisition Proposal, or any of its representatives, pursuant to a confidentiality agreement containing confidentiality provisions no less restrictive than those contained in the Confidentiality Agreement, provided that such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such person or its representatives, and (ii) participate in discussions and negotiations with such person regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (in each case within twenty four hours of receipt thereof), specifying the specific terms and conditions thereof and the identity of the person making such Acquisition Proposal or inquiry (as the case may be) and the Company shall promptly provide to Parent a copy of all written materials provided to the Company in connection with any such Acquisition Proposal not later than twenty four hours after the receipt of same by the Company and, in order to be able to do so, the Company agrees that it will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within twenty four hours) orally and in writing of any material modifications to the financial or other material terms of any such Acquisition Proposal or inquiry and shall provide to Parent, within that same timeframe, a copy of all written materials subsequently provided to or by the Company in connection with any such Acquisition Proposal.

(c) Neither the Company’s Board of Directors nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation or resolve to do so; provided, however, that notwithstanding the foregoing, the Company’s Board of Directors may withdraw, or modify or amend in a manner adverse to Parent, the Company Board Recommendation, but may not terminate its efforts to hold a Company Stockholder meeting or to obtain Company Stockholder consent, in the event that the Company receives a Superior Proposal which did not result from a breach of Section 5.3(a) or (b) and the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Company’s Board of Directors to comply with their respective fiduciary obligations under applicable Law; provided, further, that no such change of the Company Board Recommendation may be made until after at least seventy two hours following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor. In determining whether to make a change of the Company Board Recommendation in response to a Superior Proposal, the Company’s Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

5.4. Access. The Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, customers and personnel as Parent or its representatives may reasonably request. Except to the extent otherwise required by Law, Parent will hold any confidential information obtained pursuant to this Section 5.4 in accordance with the Confidentiality Agreement entered into between Parent and the Company dated May 3, 2006, as amended (the “Confidentiality Agreement”).

5.5. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the covenants contained in this Agreement.

5.6. Insurance. The Company shall use its best commercial efforts to keep all policies of insurance listed on Schedule 3.17 in full force and effect until the Effective Time and shall notify Parent of any material change in such policies. The Company shall use its best commercial efforts to cooperate and coordinate with Parent to purchase and bind, at Parent’s expense, “tail coverage” or extended reporting endorsements for any “claims made” insurance policies as requested by Parent prior to the Effective Time, to the extent available.

ARTICLE 6

COVENANTS OF PARENT

6.1. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.2. Company Employees.

(a) Following the Effective Time, the employees of the Company employed as of the Closing (individually a “Company Employee” and collectively, the “Company Employees”) shall remain employees of the Surviving Corporation; provided, that nothing in this Agreement shall be construed to impose upon Parent and its Affiliates any obligation to continue the employment of any Company Employee following the Effective Time.

(b) All Company Employees shall continue in the Company’s existing benefit plans, to the extent permitted by the Company’s benefits programs, other than the Company’s 401k Plan, until such time as, in Parent’s reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees in the United States. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent, to the extent permitted by Parent’s benefits programs, or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. To the extent that Parent transitions Company Employees from the Company’s benefit plans to employee benefit plans and programs maintained by Parent or alternative benefits programs, from and after the Effective Time, Parent shall grant all employees of the Company credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by the Company Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent, and to the extent permitted under the applicable plan.

(c) Following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, timely pay all amounts due under the Employment Agreements between the Company and each of David M. Engert, Albert J. Boos and John Kaminsky as described on Schedule 3.10(c) of the Company Disclosure Schedule. All such amounts resulting from the termination of such employees employment shall be accrued as liabilities of Seller prior to the Closing Date.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

7.1. Notices of Certain Events. The Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development that would cause any representation or warranty made by a party hereunder to be untrue or inaccurate at or prior to the Effective Time; and

(d) any failure by a party to timely comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

7.2. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated herein, and except as may be required by applicable Law as advised by counsel, will not issue any such press release or make any such public statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement without the prior written consent of the other party.

7.3. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all lawful things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, (C) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 10.1, so long as such party has up to then complied with its obligations under this Section 7.3. Except as otherwise provided in this Agreement, no party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Authority without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

7.4. Fees and Expenses. All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company. All fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent. Fees and expenses incurred by any party in connection with the transactions contemplated by this Agreement shall include, without limitation, fees and expenses incurred for legal, financial, accounting and other advisors.

7.5. Required Approvals.

(a) Between the date of this Agreement and the Closing Date, each party shall use commercially reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons required to be obtained in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including, without limitation, taking all required actions and paying all fees relating to the HSR Act as set forth in Section 7.5(b) below. Notwithstanding the foregoing, except as otherwise agreed to by the parties, no party will have any obligation to pay any material fee to any third party (not including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any consents or approvals.

(b) Each party shall cooperate with the other parties and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as soon as practicable following the date of this Agreement (but in no event later than ten (10) days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information; provided, however, that nothing in this Section 7.5 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any assets, businesses or interest in any assets or businesses of Parent or the Company or any of their Affiliates (or consent to any sale, or agreement to sell, by the Company of any of their assets or businesses) or agree to any material changes or restrictions in the operations of any such assets or businesses.

(c) Each party shall bear its own costs for filing and other fees payable to Governmental Authorities, except for the filing fee under the HSR Act, which the parties agree to share equally. On the filing date of the Notification under the HSR Act by Parent, the Company shall deliver payment in immediately available funds to Parent for one half of the filing fee.

ARTICLE 8

INDEMNIFICATION

8.1. Survival of Representations and Warranties. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the thirtieth (30th) day following the public announcement of Parent’s financial results for its fiscal year ending December 31, 2006 with respect to Section 3.5 (Financial Statements) and December 31, 2007 with respect to all other representations, warranties and covenants (the “Survival Periods”), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). If written notice of a claim pursuant to Section 8.4 has been given prior to the expiration of the applicable Survival Period, then the Survival Period with respect to the relevant representations and warranties shall continue, as to such claim only, until the claim has been finally resolved.

8.2. Indemnification of Parent and Merger Sub.

(a) Subject to the limitations contained in this Article 8, the Company, on behalf of the Company Securityholders, shall cause Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents (each, a “Parent Indemnified Party”) to be defended, indemnified and held harmless from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and reasonable attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, (ii) the breach of any covenant or agreement made by the Company in this Agreement, (iii) use of the QNXT trademark; (iv) any settlement agreement which the Company enters into prior to the Closing Date with Deborah Fain and/or Greg Anderson in connection with the matters disclosed in Schedule 3.4(b) of the Company Disclosure Schedule; (v) any claim of infringement or interference by the third party identified on Schedule 3.19(d) of the Company Disclosure Schedule with respect to any Intellectual Property rights of such third party described on Schedule 3.19(d) of the Company Disclosure Schedule; (vi) payment of sales taxes in any state in which the applicable state taxing authorities deem such taxes to be payable and which were not paid but only to the extent such taxes are not reimbursable by the customer pursuant to the customer’s particular contractual obligation for such amounts; and (vii) any taxes due resulting from any adjustment for the year ended December 31, 2004.

(b) Subject to the limitations contained in this Article 8, the Company, on behalf of the Company Securityholders, shall cause each Parent Indemnified Party to be defended, indemnified and held harmless against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock or a Company Warrant at the Effective Time or is a holder of Company Stock or Company Warrant and claiming a right to Merger Consideration, in either case, inconsistent with the Merger Consideration Spreadsheet, including, without limitation, holders of Dissenting Shares.

(c) No indemnification shall be payable with respect to Claims and Liabilities asserted pursuant to Sections 8.2(a) and 8.2(b) to the extent the cumulative amount of all such Claims and Liabilities exceeds the Holdback Amount.

8.3. Indemnification of the Company and the Company Securityholders. Subject to the limitations contained in this Article 8, Parent and Merger Sub, jointly and severally, shall defend, indemnify and hold harmless the Company and the Company Securityholders and their respective officers, directors, stockholders, members, partners, employees and agents (each, a “Company Indemnified Party”) from and against any and all Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Parent or Merger Sub in this Agreement or any certificate delivered by Parent or Merger Sub pursuant to this Agreement, or (ii) the breach of any covenant or agreement made by Parent or Merger Sub in this Agreement. No indemnification shall be payable with respect to Claims and Liabilities asserted pursuant to this Section 8.3 to the extent all such Claims and Liabilities exceed an amount equal to the Holdback Amount.

8.4. Claims Procedure. Each Parent Indemnified Party and Company Indemnified Person shall be referred to herein as an “Indemnitee.” Promptly after the receipt by an Indemnitee of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding, including a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party, it being understood that notices of claims in respect of a breach of a representation and warranty must be delivered prior to the expiration of any applicable Survival Period specified in Section 8.1 for such representation and warranty. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between the Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an

Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee, which shall not be unreasonably withheld; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its Affiliates by the claimant and imposes no Material restrictions on the future activities of the Indemnitee and its Affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement and shall have no further liability to the Indemnitee with respect to such claim. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after written notice and consultation with, but without the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. The foregoing indemnification shall include, in each case, an obligation by the Indemnifying Party to reimburse any Indemnitee for all reasonable expenses (including the reasonable fees and expenses of counsel) as they are incurred by such Indemnitee in connection with investigating, preparing or defending any action or claim pending or threatened, whether or not such Indemnitee is a party to this Agreement.

8.5. Basket. Except with respect to Claims and Liabilities under (iii) through (vii) of Section 8.2(a) and Section 8.2(b), to which the limitation in this Section 8.5 shall not apply, no indemnification pursuant to this Article 8 shall be made unless the aggregate amount of Claims and Liabilities incurred by the Parent Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”); provided, however, that in the event the Claims and Liabilities exceed the Threshold Amount, indemnification shall be made with respect to all Claims and Liabilities incurred.

8.6. Additional Indemnification Provisions.

(a) The Company and Parent agree for themselves and on behalf of their respective Affiliates that, with respect to each indemnification obligation contained in this Agreement or any other document executed in connection with the transactions contemplated hereby, all payments of Claims and Liabilities pursuant to Section 8.4 shall be net of any third-party insurance payable to or for the benefit of the Indemnitee from its own or its Affiliates’ insurance policies in connection with the facts giving rise to the right of indemnification. In no event shall the Company or Parent be liable for consequential damages under this Agreement. The Company and Parent shall take all reasonable actions to mitigate all Claims and Liabilities upon and after becoming aware of any event which could reasonably be expected to give rise to any Claims and Liabilities that are indemnifiable under this Article 8 or otherwise in this Agreement.

(b) No representation or warranty of the Company in this Agreement shall be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Parent or Merger Sub.

8.7. Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, Parent’s sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be to make claims against the Holdback Amount pursuant to the indemnification provisions set forth in this Article 8 and that notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Parent, Merger Sub or the Company, after consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions herein, recover damages or exercise any other remedy at law or in equity; provided, that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, fraud; provided, that such remedies, claims and causes of action shall expire, and Parent and Merger Sub shall be deemed to have waived the same, effective upon expiration of the applicable Survival Period.

8.8. Representative.

(a) Effective upon and by virtue of the vote of the Company Stockholders approving and adopting this Agreement and the Merger, and without further act of any Company Stockholder, the Representative is hereby appointed as agent and attorney-in-fact for each Company Securityholder, for and on behalf of the Company Securityholders, to: (i) receive, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, any Claims and Liabilities by any Parent Indemnified Party against the Holdback Amount or by any such Company Indemnified Party against any Indemnifying Party or any other dispute, in each case relating to this Agreement or the transactions contemplated hereby or thereby; (ii) resolve all disputes concerning the Working Capital Adjustment; (iii) resolve all disputes concerning the Contingent Consideration; and (iv) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Any and all Claims and Liabilities between or among any Company Indemnified Party, the Representative and/or any one or more Company Securityholders relating to this Agreement or the transactions contemplated hereby shall in the case of any claim or dispute asserted by or against or involving any such Company Securityholder (in its capacity as such) (other than any claim against or dispute with the Representative), be asserted or otherwise addressed solely by the Representative on behalf of such Company Securityholder (and not by such Company Securityholder acting on his, her or its own behalf). No bond shall be required of the Representative. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Securityholders.

(b) Excepting the Representative’s gross negligence, bad faith or willful misconduct, the Representative shall incur no liability to the Company Securityholders with respect to any act or omission of the Representative, or any action taken or suffered in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Representative to be genuine and to have been signed by the proper person; and the Representative shall have no responsibility to determine the authenticity of any such document or signature. In all questions arising under this Agreement, the Representative may rely on the advice of outside counsel, and the Representative shall not be liable to the Company Securityholders for anything done, omitted or suffered in good faith by the Representative based on such advice. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative. The Company Securityholders shall, severally and not jointly, on a Pro Rata Portion basis, indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including without limitation the legal costs and expenses of defending the Representative against any claim or liability in connection with the performance of the Representative’s duties.

(c) Notwithstanding anything herein to the contrary and except for the Expenses Fund, the Representative is not authorized to, and shall not, accept on behalf of any Company Securityholder any Merger Consideration to which such Company Securityholder is entitled under this Agreement and the Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Securityholder unless the Representative is expressly authorized to do so in writing signed by the Company Securityholder. In all matters relating to this Article 8, the Representative shall be the only party entitled to assert the rights of the Company Securityholders and the Representative shall perform all of the obligations of the Company Securityholders hereunder. A decision, act, consent or instruction of the Representative shall constitute a decision of all the Company Securityholders for whom a portion of the Holdback Amount or the Contingent Consideration is otherwise payable and shall be final, binding and conclusive upon each of the Company Securityholders. The Parent, Merger Sub and Surviving Corporation may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Company Securityholder for purposes of this Article 8. The Representative shall use commercially reasonable efforts, based on contact information available to the Representative, to keep the Company Securityholders reasonably informed with respect to actions of the Representative pursuant to the authority granted the Representative under this Agreement. Each Company Securityholder shall promptly provide written notice to the Representative of any change of address of such Company Securityholder. The Representative shall deposit the Expenses Fund in a separate, interest-bearing account, and shall not co-mingle the Expenses Fund with the other assets of the Representative. The Representative shall maintain reasonable records of disbursements from the Expenses Fund, which shall be available for inspection by any Company Securityholder during normal business hours upon reasonable prior notice to the Representative.

(d) The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). In addition to the Expenses Fund, the Representative shall have the right to recover from each Company Securityholder such Company Securityholder’s Pro Rata Portion of the Representative’s reasonable out-of-pocket expenses (including, without limitation, a reasonable hourly rate for time spent) incurred in serving in that capacity. Such expenses shall be satisfied from the Holdback Amount. Prior to any payment to the Representative for such fees and expenses from the Holdback Amount, the Representative shall deliver to Parent a written statement of such fees and expenses along with written documentation supporting such fees and expenses.

(e) At any time prior to distribution of the Holdback Amount, a majority-in-interest of the Company Securityholders’ Pro Rata Portions may, by written consent, remove and replace the Representative. The newly appointed Representative shall deliver notice of his or her appointment and copies of such consents to Parent and the Escrow Agent as soon as practicable. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by Parent. The Representative shall deliver the Expenses Fund remaining to the newly appointed Representative.

(f) In the event that the Representative dies, resigns as such or becomes unable or unwilling to continue in his or her capacity as Representative, a majority-in-interest of the Company Securityholders’ Pro Rata Portions shall, by written consent, appoint a new Representative. The newly appointed Representative shall deliver notice of his or her appointment to Parent as soon as practicable. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by Parent. The Representative shall deliver the Expenses Fund remaining to the newly appointed Representative.

8.9. Merger Consideration Adjustment. All payments made on behalf of the Company Securityholders under this Article 8 shall be deemed to be adjustments to the Merger Consideration.

8.10. Indemnification of Company Officers and Directors.

(a) Parent agrees that subsequent to the Effective Time it will provide to the individuals who were directors and officers of the Company immediately prior to the Effective Time indemnification in accordance with the current provisions of the Articles of Incorporation and By-Laws of the Company with respect to matters occurring prior to the Effective Time and the Merger and the other transactions contemplated by this Agreement, for a period of six (6) years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) (the “D&O Insurance Period”). Parent shall cause to be maintained in effect for the D&O Insurance Period the current policies of directors’ and officers’ liability insurance currently maintained by the Company, which policies are described on Schedule 8.10; provided, that the Parent may substitute therefor policies of comparable coverage (including, without limitation, coverage under Parent’s existing polices of directors’ and officers’ liability insurance); and provided further, that in no event shall Parent be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company to maintain or procure such insurance coverage.

(b) If, during the D&O Insurance Period, the cost to Parent to maintain or procure such insurance coverage exceeds 150% of the current annual premiums paid by the Company, Parent shall provide the individuals who were directors and officers of the Company immediately prior to the Effective Time with written notice (an “Excess Premium Notice”) of such directors’ and officers’ pro rata share of the cost in excess of 150% of the current annual premiums paid by the Company within five (5) business days of Parent’s receipt of such insurance costs. The Excess Premium Notice shall include written documentation from the insurance company supporting such costs. Each individual who was a director or officer of the Company immediately prior to the Effective Time shall have a period of thirty (30) days following his receipt of the Excess Premium Notice to pay Parent his pro rata share of the cost in excess of 150% of the current annual premiums paid by the Company. Alternatively, following their receipt of the Excess Premium Notice, the individuals who were directors and officers of the Company immediately prior to the Effective may provide Parent with a written notice that Parent should procure as much coverage (the “Reduced Coverage”) as the

150% of the current annual premiums paid by the Company will buy. Upon payment of such pro rata share of the cost in excess of 150% of the current annual premiums paid by the Company or written notice to buy the Reduced Coverage, as the case may be, Parent shall maintain such directors’ and officers’ liability insurance for such individual(s).

(c) The provisions of this Section 8.10 are intended to be for the benefit of, and will be enforceable by, the individuals who were directors and officers of the Company immediately prior to the Effective Time. Notwithstanding the provisions of Section 8.1, this Section 8.10 shall survive the Survival Period in accordance with its terms.

ARTICLE 9

CONDITIONS TO MERGER

9.1. Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(b) No Legal Actions. No statute, rule or regulation shall have been enacted, and no temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction shall be in effect, preventing the consummation of the transactions contemplated herein; provided, however, that each party shall have used its reasonable best efforts to prevent the entry of such orders or injunctions and to appeal as promptly as possible any such orders or injunctions and to appeal as promptly as possible any such orders or injunctions that may be entered.

(c) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders in accordance with the Company’s Articles of Incorporation and the NRS.

9.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is not so qualified shall be true and correct in all Material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (other than those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Executive Officer and the Chairman of the Board of Directors of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer and the Chairman of the Board of Directors of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and Company Stockholders authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Spreadsheet; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company including, without limitation, those set forth on Schedule 9.2(d), except for such consents, waivers, approvals, authorizations and orders, which if not listed in Schedule 9.2(d) and not obtained, and such filings, which if not listed in Schedule 9.2(d) and not made, would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company that has not been cured as of the Closing Date.

(f) Employment Agreements. Parent shall have entered into agreements for employment, in substantially the form of Exhibit D attached hereto, with each Company Employee set forth on Schedule 9.2(f) attached hereto.

(g) Non-Competition Agreements. Parent shall have entered into Non-Competition Agreements, in substantially the form of Exhibit E attached hereto, with each Company Employee set forth on Schedule 9.2(g) attached hereto.

(h) Opinion of Counsel. Parent shall have received the opinion of the Company’s legal counsel, dated as of the Closing Date, in the form of Exhibit F attached hereto.

(i) Resignation of Officers and Directors. Parent shall have received letters of resignation from each of the officers and directors of the Company set forth on Schedule 9.2(i) immediately prior to the Effective Time (in such capacities), which resignations in the case of directors shall each be effective as of the Effective Time, and in the case of officers shall each be effective as of a date to be designated by Parent, but no later than December 31, 2006.

(j) Termination of 401K Plan. The Company shall have terminated its 401(k) Plan (the “401(k) Plan”) effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(k) Dissenting Shares. Holders of no more than five percent (5%) of the shares of Company Stock shall have the right to demand appraisal of their shares as Dissenting Shares.

(l) Waiver of Preemptive Rights. The Company shall have delivered waivers or releases of preemptive rights from all holders of Series B Preferred Stock entitled to such preemptive rights but to whom such rights were not made available, as disclosed in Schedule 3.1(b) of the Company Disclosure Schedule.

(m) Cash Balance Certificate. The Company shall have delivered to Parent the Cash Balance Certificate pursuant to Section 2.8.

9.3. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company that is not so qualified shall be true and correct in all Material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(c) Opinion of Counsel. The Representative shall have received, for the benefit of the Company Stockholders, the opinion of Parent’s legal counsel, dated as of the Closing Date, in the form of Exhibit G attached hereto.

(d) Merger Consideration. Parent shall have delivered the Closing Consideration to the Exchange Agent.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company Stockholders:

(a) by mutual written agreement duly authorized by the Boards of Directors of the Company and Parent;

(b) by Parent if the Company has breached any representation, warranty, covenant or agreement set forth in this Agreement or if any condition to the obligations of Parent or Merger Sub under this Agreement to be complied with or performed by the Company at or prior to the Closing shall not have been complied with at the time required for such compliance or performance and such breach or noncompliance or nonperformance is Material and shall not have been waived by Parent;

(c) by the Company if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in this Agreement or if any condition to the obligations of the Company under this Agreement to be complied with or performed by either Parent or Merger Sub at or prior to the Closing shall not have been complied with at the time required for such compliance or performance and such breach or noncompliance or nonperformance is Material and shall not have been waived by the Company;

(d) by either party if the required approval of the Company Stockholders shall not have been obtained prior to the Final Date;

(e) by either party, if the Effective Time has not occurred on or before the Final Date, other than as a result of a breach of this Agreement by the terminating party;

(f) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable;

(g) by Parent, if (i) the Company’s Board of Directors shall have: (A) withdrawn, or adversely modified or changed, or resolved to withdraw or adversely modify or change, the Company Board Recommendation or failed to reconfirm its recommendation within five (5) Business Days of a written request by Parent to do so; or (B) approved or recommended, or resolved to approve or recommend, to the Company Stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; or (ii) the Company shall have breached Section 5.3; or

(h) by the Company if the Company received a Superior Proposal, and (i) such Superior Proposal did not result from a breach by the Company of its covenants contained in Section 5.3(a) hereof; (ii) the Company is not then in material breach of this Agreement; (iii) the Company’s Board of Directors is entitled to withdraw the Company Board Recommendation pursuant to Section 5.3(c); (iv) the Company’s Board of Directors (or any committee thereof) shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into a binding agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and (v) Parent does not make, within five (5) Business Days after the receipt of the notice referred to in clause (iv) of this subsection (h), a binding and written proposal that the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, is as favorable to the Company Stockholders as such Superior Proposal.

10.2. Notice of Termination. Any termination of this Agreement under Section 10.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

10.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect (except as provided in Section 10.4) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement which shall survive termination of this Agreement in accordance with its terms.

10.4. Breakup Fee. Upon the occurrence of any of the following events, the Company shall immediately make payment to Parent (by wire transfer or cashiers check) a breakup fee in the amount of $5,000,000 (the “Breakup Fee”): (i) this Agreement is terminated by the Company pursuant to Section 10.1(h); (ii) this Agreement is terminated by Parent pursuant to Section 10.1(g); (iii) the Board of Directors of the Company shall have refused to render the Company Board Recommendation or changed its Company Board Recommendation, or shall have disclosed, in any manner, its intention to change such Company Board Recommendation; or (iv) the Company shall have terminated this Agreement after the Final Date, if prior to the Final Date a third party shall have proposed, or it shall have been disclosed to the Company Stockholders that a third party intends to propose an Alternative Acquisition, and within twelve (12) months following such Final Date, the Company shall enter into an agreement with such third party providing for an Alternative Acquisition.

ARTICLE 11

GENERAL PROVISIONS

11.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a) If to Parent or Merger Sub:

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, CA 92660

Attn: Vice President of Corporate Development

Ph: (949) 719-2200

Fax: (949) 219-2199

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attn: K.C. Schaaf, Esq.

Ph: (949) 725-4155

Fax: (949) 725-4100

(b) If to the Company:

Quality Care Solutions, Inc.

14647 South 50th St.,

Bldg. 150

Phoenix, AZ 85044-6476

Ph: (480) 735-7000

Fax: (480) 735-7011

with a copy to (which shall not constitute notice):

Osborn Maledon, P.A.

The Phoenix Plaza

2929 North Central Avenue

Twenty-First Floor

Phoenix, AZ 85012-2793

Attn: William M. Hardin, Esq.

Ph: (602) 640-9000

Fax: (602) 640-9050

(c) If to the Representative:

Michael Lee

General Partner

Dominion Ventures

1656 N. California Blvd.

Walnut Creek, CA 94598

Ph: (925) 280-6300

Fax: (925) 280-6338

with a copy to (which shall not constitute notice):

Osborn Maledon, P.A.

The Phoenix Plaza

2929 North Central Avenue

Twenty-First Floor

Phoenix, AZ 85012-2793

Attn: William M. Hardin, Esq.

Ph: (602) 640-9000

Fax: (602) 640-9050

11.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the Company Stockholders, there shall be made no amendment that pursuant to the NRS requires further approval by such Company Stockholders without the further approval of such Company Stockholders.

11.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

11.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.9. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

11.10. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Delaware as applied to contracts that are executed and performed in Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Orange County, California and Maricopa County, Arizona for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party. Any party who delivers a signature page via facsimile agrees to later deliver an original counterpart to all other parties.

11.12. Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.13. Gender. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

11.14. Company Counsel. Osborn Maledon, P.A. has acted as counsel to the Company in this connection with this Agreement and the Merger. Osborn Maledon, P.A. has not acted as counsel to the Company Securityholders in this connection with this Agreement and the Merger. Parent and the Company agree that from and after the Closing Osborn Maledon, P.A. shall not be considered to be counsel to the Company. Parent and the Company consent to the representation by Osborn Maledon, P.A. of the Company Securityholders and/or the Representative, if requested by any or all of the Company Securityholders and/or the Representative and agreed to by Osborn Maledon, P.A., notwithstanding such firm’s prior representation of the Company, in any disputes after the Effective Time between Parent and/or the Company on the one hand, and such Company Securityholders and/or the Representative, on the other hand, arising directly out of or relating directly to this Agreement; provided, however, that Parent and the Company do not consent to any representation by Osborn Maledon, P.A., any attorney that is a partner, member, employee or contract attorney of Osborn Maledon, P.A. or any predecessor or successor firm in any merger of Osborn Maledon, P.A., in each case that shall have represented Parent in any matter not related to this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TRIZETTO GROUP, INC., a Delaware corporation

By:	/s/ James C. Malone
Name: James C. Malone Title: Executive Vice President and CFO

QUARTZ ACQUISITION CORP., a Delaware corporation

By:	/s/ James C. Malone
Name: James C. Malone Title: Executive Vice President and CFO

QUALITY CARE SOLUTIONS, INC., a Nevada corporation

By:	/s/ Brian Smith
Name: Brian Smith Title: Chairman

REPRESENTATIVE

By:	/s/ Michael Lee
Name: Michael Lee

S-1

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Purchase Agreement, have the following meanings:

“Acquisition Proposal” shall have the meaning as set forth in Section 5.3(b) of this Agreement.

“Admitted Liability” shall have the meaning as set forth in Section 2.2 (b) of this Agreement.

“Affiliate” shall mean with respect to any Person, any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority, or other Person directly or indirectly controlling, controlled by or under common control with such Person, including all officers and directors of such Person.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition” shall have the meaning as set forth in Section 5.3(a) of this Agreement.

“Arbitrating Accountants” shall have the meaning as set forth in Section 2.7(b) of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 3.11 of this Agreement.

“Breakup Fee” shall have the meaning as set forth in Section 10.4 of this Agreement.

“Cash Accounts” means cash on hand, cash on deposit with any financial institution, short-term investments, cash equivalents and similar funds but excluding any cash received by the Company from (i) Molina Healthcare, Inc. pursuant to any software license and maintenance agreement entered into by the Company and Molina Healthcare, Inc. other than the existing Software License and Maintenance Agreement, effective October 17, 2003, by and between the Company and Molina Healthcare, Inc. as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, (ii) Metavante Corporation pursuant to any software license and maintenance agreement entered into by the Company and Metavante Corporation and (iii) any third party pursuant to a new software license and maintenance agreement entered into between the date of this Agreement and the Closing Date between the Company and such third party that cannot be recognized as revenue in their entirety in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, on or before the Closing Date. For clarity, Cash Accounts shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts received by the Company and as of the

Closing but not yet deposited or cleared, and (3) include interest earned through the Closing Date but not yet posted.

“Cash Balance Certificate” shall have the meaning as set forth in Section 2.8 of this Agreement.

“Certificates” shall have the meaning as set forth in Section 2.6(b) of this Agreement.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Claim” shall have the meaning as set forth in Section 2.2(b) of this Agreement.

“Claim Notice” shall have the meaning as set forth in Section 2.2(b) of this Agreement.

“Claims and Liabilities” shall have the meaning as set forth in Section 8.2(a) of this Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Closing Consideration” shall have the meaning as set forth in Section 2.1(b)(i) of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock Per Share Closing Consideration” means a per share amount of Merger Consideration in an amount equal to the Fully Diluted Per Share Factor.

“Company” shall have the meaning as set forth in the Preamble.

“Company Board Recommendation” shall have the meaning as set forth in Section 5.2 of this Agreement.

“Company Common Stock” means the common stock of the Company with a par value of $.001 per share.

“Company Common Warrants” shall mean all outstanding warrants or other rights to purchase shares of Company Common Stock, other than the Company Options, as of immediately prior to the Effective Time.

“Company Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 3 of the Agreement delivered on or prior to the date hereof by the Company to Parent that is arranged in the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Company Employees” shall have the meaning as set forth in Section 6.2(a) of this Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.5(a) of this Agreement.

“Company Option” or “Company Options” shall mean all outstanding options to purchase shares of Company Common Stock pursuant to the Company Option Plan as of immediately prior to the Effective Time.

“Company Option Plan” shall mean the 1996 Amended and Restated Stock Option Plan of the Company, as amended.

“Company Preferred Stock” means the preferred stock of the Company with a par value of $.01 per share.

“Company Preferred Warrants” shall mean all outstanding warrants or other rights to purchase shares of Company Preferred Stock.

“Company Products” shall mean software and services licensed or sold by the Company.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Securityholders” shall mean the Company Stockholders and the holders of the Company Warrants.

“Company Stockholders” shall mean each holder of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time.

“Company Subsidiary” shall have the meaning as set forth in Section 3.3 of this Agreement.

“Company Warrants” shall mean the Company Common Warrant and the Company Preferred Warrants.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.4 of this Agreement.

“Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(ii) of this Agreement.

“Contingent Consideration Statement” shall have the meaning as set forth in Section 2.1(b)(iii) of this Agreement.

“Contingent Consideration Payment Date” shall have the meaning as set forth in Section 2.1(b)(ii) of this Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Share” shall have the meaning as set forth in Section 2.3(a) of this Agreement.

“Dispute Notice” shall have the meaning as set forth in Section 2.1(b)(iii) of this Agreement.

“Dispute Statement” shall have the meaning as set forth in Section 2.2(c) of this Agreement.

“DGCL” shall have the meaning as set forth in the Recitals of this Agreement.

“Earn-Out Revenue” shall mean all license and software maintenance revenue arising from or related to Company Products. Earn-Out Revenue shall be recognized and calculated in accordance with GAAP, applied on a basis consistent with the Company Financial Statements.

“Effective Time” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Expenses Fund” shall have the meaning as set forth in Section 2.9 of this Agreement.

“401K Plan” shall have the meaning as set forth in Section 9.2(k) of this Agreement.

“Final Date” means December 31, 2006.

“Final Working Capital Amount” shall have the meaning as set forth in Section 2.7(a) of this Agreement.

“Fully Diluted Per Share Factor” means the per share amount of Merger Consideration that a share of Company Common Stock is entitled to receive pursuant to the Company’s Articles of Incorporation, calculated on an as-converted-to Common Stock basis, after payment of the aggregate of the Preferred Stock Preferences, and assuming full exercise for cash of all Company Options and Company Warrants, calculated in the manner set forth in the Merger Consideration Spreadsheet.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, including, without limitation, intellectual property registries.

“Governmental Authorization” shall have the meaning as set forth in Section 3.13 of this Agreement.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Holdback Amount” shall have the meaning as set forth in Section 2.2 of this Agreement.

“Indemnifying Party” shall have the meaning as set forth in Section 8.4 of this Agreement.

“Indemnitee” shall have the meaning as set forth in Section 8.4 of this Agreement.

“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Software, databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, proprietary data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

“Knowledge” means the actual knowledge of the executive officers of a party and knowledge that a reasonable person in such capacity should have obtained in the conduct of his or her business.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such Asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person other than the Company , a Material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the operating results of such Person and its Subsidiaries taken as a whole. In the case of the Company, “Material Adverse Effect” shall mean any change in or effect on the business of the Company that, individually or in the aggregate (taking into account all other such changes or effects), is Materially adverse to the business, Assets, liabilities, financial condition, or results of operations of the Company, taken as a whole, excluding effects resulting from (i) changes in general economic conditions or in the securities markets in general that do not affect the Company in a materially disproportionate manner relative to other companies in the same industry; (ii) changes in the industries in which the Company operates (including legal and regulatory changes) that do not specifically relate to the Company and that do not affect the Company in a materially disproportionate manner relative to other companies in such industry; (iii) any adverse effects, including but not limited to losses of customers or suppliers or changes in such relationships, caused directly or indirectly by the execution, announcement or performance of this Agreement or the pendency of the Merger; (iv) any delays or cancellations of orders or payments for the Company’s products or services caused directly or indirectly by the execution, announcement or performance of this Agreement or the pendency of the Merger; (v) acts taken pursuant to or in accordance with this Agreement or at the request of the Parent or Merger Sub; or (vi) acts of terrorism or war (whether or not declared).

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall mean the amounts payable pursuant to Section 2.1(b) of this Agreement.

“Merger Consideration Spreadsheet” shall mean the spreadsheet attached hereto as Schedule 2.5(a), as the same may be amended on the Closing Date.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NASD” means National Association of Securities Dealers, Inc.

“Open Source Software” means any software, or any portion thereof, in source code or object code, that is licensed, distributed or made available under any license or other distribution agreement (i) containing any of the following terms and conditions: (A) licensees of such software must have the right to copy, sell or give away such software or modifications or derivative works thereof without compensation to the licensor, (B) licensees of such software must receive or have available access to the source code for such software, (C) licensees of such software must have the right to modify and create derivative works of such software or (ii) that is certified by the Open Source Initiative or otherwise compliant with the most current version of the Open Source Definition as published by the Open Source Initiative. Open Source Software, without limitation, includes software licensed or distributed under any of the following licenses or licenses similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g. PERL), (3) the Mozilla Public License, (iv) the Netscape Public License, (4) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (5) the Sun

Community Source License (SCSL), (6) an Open Source Foundation License (e.g. CDE and Motif UNIX user interfaces), and (7) the Apache Server license.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent with a par value of $.001 per share.

“Parent Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 4 of the Agreement delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Permit” shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens granted in favor of Silicon Valley Bank.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock Preferences” means the Series A Preferred Stock Preference, the Series B Preferred Stock Preference, the Series C Preferred Stock Preference, the Series D Preferred Stock Preference and the Series E Preferred Stock Preference.

“Pro Rata Portion” shall mean, with respect to each Company Securityholder, the percentage(s) listed on the Merger Consideration Spreadsheet.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the Securities and Exchange Commission.

“Representative” shall have the meaning as set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” shall have the meaning as set forth in Section 4.6 of this Agreement.

“Securities Act” means the Securities Act of 1933.

“Series A Per Share Closing Consideration” means, with respect to a share of Series A Preferred Stock, the per share amount of Merger Consideration in an amount equal to (i) the Series A Preferred Stock Preference applicable to such share, plus (ii) the Fully Diluted Per Share Factor, calculated in the manner set forth in the Merger Consideration Spreadsheet.

“Series A Preferred Stock Preference” means, with respect to a share of Series A Preferred Stock, an amount equal to (i) $0.70, plus (ii) accrued and unpaid dividends thereon from the date of issuance of such share to the Closing Date, calculated in accordance with the Articles of Incorporation of the Company in the manner set forth in the Merger Consideration Spreadsheet.

“Series B Per Share Closing Consideration” mean , with respect to a share of Series B Preferred Stock, the per share amount of Merger Consideration in an amount equal to (i) the Series B Preferred Stock Preference applicable to such share, plus (ii) the Fully Diluted Per Share Factor, calculated in the manner set forth in the Merger Consideration Spreadsheet, plus (iii) the amounts set forth in the Merger Consideration Spreadsheet under the captions “Series D Anti-Dilution Warrants Deemed Issued to Series B Holders” and “Common Anti-Dilution Warrants Deemed Issued to Series B Holders” expressed as a per share amounts.

“Series B Preferred Stock Preference” means, with respect to a share of Series B Preferred Stock, an amount equal to (i) $0.50, plus (ii) accrued and unpaid dividends thereon from the date of issuance of such share to the Closing Date, calculated in accordance with the Articles of Incorporation of the Company in the manner set forth in the Merger Consideration Spreadsheet, plus (iii) the amount set forth in the Merger Consideration Spreadsheet under the caption “Series D Anti-Dilution Shares Deemed Issued to Series B Holders” expressed as a per share amount.

“Series C Per Share Closing Consideration” means, with respect to a share of Series C Preferred Stock, the per share amount of Merger Consideration in an amount equal to (i) the Series C Preferred Stock Preference applicable to such share, plus (ii) the Fully Diluted Per Share Factor, calculated in the manner set forth in the Merger Consideration Spreadsheet.

“Series C Preferred Stock Preference” means, with respect to a share of Series C Preferred Stock, an amount equal to (i) $0.77, plus (ii) accrued and unpaid dividends thereon from the date of issuance of such share to the Closing Date, calculated in accordance with the Articles of Incorporation of the Company in the manner set forth in the Merger Consideration Spreadsheet.

“Series D Per Share Closing Consideration” means, with respect to a share of Series D Preferred Stock, the per share amount of Merger Consideration in an amount equal to (i) the Series D Preferred Stock Preference applicable to such share, plus (ii) the Fully Diluted Per Share Factor, calculated in the manner set forth in the Merger Consideration Spreadsheet.

“Series D Preferred Stock Preference” means, with respect to a share of Series D Preferred Stock, an amount equal to (i) $1.50, plus (ii) accrued and unpaid dividends thereon from the date of issuance of such share to the Closing Date, calculated in accordance with the Articles of Incorporation of the Company in the manner set forth in the Merger Consideration Spreadsheet.

“Series E Per Share Closing Consideration” means, with respect to a share of Series E Preferred Stock, the per share amount of Merger Consideration in an amount equal to (i) the Series E Preferred Stock Preference applicable to such share, plus (ii) the Fully Diluted Per Share Factor, calculated in the manner set forth in the Merger Consideration Spreadsheet.

“Series E Preferred Stock Preference” means, with respect to a share of Series E Preferred Stock, an amount equal to (i) $1.91, plus (ii) accrued and unpaid dividends thereon from the date of issuance of such share to the Closing Date, calculated in accordance with the Articles of Incorporation of the Company in the manner set forth in the Merger Consideration Spreadsheet.

“Software” means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

“Subsequent Holdback Payment Date” shall have the meaning as set forth in Section 2.2(e) of this Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent that involves (a) (i) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company in a single transaction or a series of related transactions, or (ii) the acquisition, directly or indirectly, by such third party of beneficial ownership of 50% of the Company Stock, whether to be effectuated by a merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (b) is on terms which the Company’s Board of Directors in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company Stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Company’s Board of Directors, reasonably likely to be completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Target Working Capital Amount” means $0.00.

“Tax” or “Taxes” shall mean (i) all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts(ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Transaction Documents” means the Agreement, the Confidentiality Agreement and the Non-Competition Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transaction Expenses” shall mean all accounting, legal and investment banking fees and costs and other fees and costs incurred by the Company in connection with the transactions contemplated by this Agreement, including, without limitation, one half of the fee required under the HSR Act, through the Closing Date.

“Unresolved Claim” shall have the meaning as set forth in Section 2.2(d) of this Agreement.

“Voting Agreement” shall have the meaning as set forth in the Recitals of this Agreement.

“Working Capital” shall mean current assets minus current liabilities, calculated as follows: (i) current assets means accounts receivable calculated in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, and (ii) current liabilities shall mean (A) amounts classified as “accounts payable” in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, (B) unpaid Transaction Expenses, (C) all amounts due under the Employment Agreements referenced in Section 6.2(c) resulting from the termination of employment of such employees, and (D) $1,500,000 in accrued bonuses to be accrued by the Company no later than the Closing Date; provided, however, that accounts receivable shall not include any amounts receivable from (X) Molina Healthcare, Inc. pursuant to any software license and maintenance agreement entered into by the Company and Molina Healthcare, Inc. other than the existing Software License and Maintenance Agreement, effective October 17, 2003, by and between the Company and Molina Healthcare, Inc. as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, except to the extent that such amounts can be recognized as revenue by Parent in Parent’s financial statements in accordance with GAAP, (Y) Metavante Corporation pursuant to any software license and maintenance agreement entered into by the Company and Metavante Corporation and (Z) any third party pursuant to a new software license and maintenance agreement entered into between the date of this Agreement and the Closing Date between the Company and such third party that cannot be recognized as revenue in their entirety in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, on or before the Closing Date.

“Working Capital Adjustment” shall have the meaning as set forth in Section 2.7(a) of this Agreement.

EXHIBIT B

FORM OF VOTING AGREEMENT

B-1

EXHIBIT C-1

CERTIFICATE OF MERGER

C-1-1

EXHIBIT C-2

ARTICLES OF MERGER

C-2-1

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT

D-1

EXHIBIT E

FORM OF NON-COMPETITION AGREEMENT

E-1

EXHIBIT F

LEGAL OPINION OF COMPANY COUNSEL

F-1

EXHIBIT G

LEGAL OPINION OF PARENT COUNSEL

G-1

Schedule 1

Persons Executing Voting Agreement

Schedule 5.1(g)

Schedule 5.1(r)

Schedule 9.2(d)

Schedule 9.2(f)

Schedule 9.2(g)

Schedule 9.2(i)